American Federation of Labor and Congress of Industrial Organizations

(AFL-CIO Logo)	815 Sixteenth Street, N.W. Washington, D.C. 20006 (202) 637-5000 www.aflcio.org	EXECUTIVE COUNCIL
		JOHN J. SWEENEY PRESIDENT	RICHARD L. TRUMKA SECRETARY-TREASURER	LINDA CHAVEZ-THOMPSON EXECUTIVE VICE-PRESIDENT

Gerald W. McEntee
Michael Sacco
Patricia Friend
William Lucy
Andrew L. Stem
Boyd D. Young
Elizabeth Bunn
Terence O’Sullivan
Cheryl Johnson, R.N.
Edward C. Sullivan
Edward J. McElroy Jr.
Baxter M. Atkinson
Nat LaCour
		Morton Bahr Frank Hurt Michael Goodwin Leon Lynch Martin J. Maddaloni Dennis Rivera Michael J. Sullivan Harold Schaitberger Bruce Raynor William Burrus Ron Gettelfinger John Gage	Gene Upshaw Gloria T. Johnson Sonny Hall Arturo S. Rodriguez John M. Bowers Stuart Appelbaum James P. Hoffa Edwin D. Hill Clyde Rivers Leo W. Gerald James Williams Joseph T. Hansen	Frank Hanley Clayola Brown Carroll Haynes Robert A. Scardelletti R. Thomas Buffenbarger John W. Wilhelm Capt. Duane Woerth Joseph J.Hunt Cecil Roberts Melissa Gilbert John J. Flynn William H. Young

October 22, 2004

Juan Carlos Braniff
Chairman, Audit Committee of the El Paso Corp. Board of Directors
c/o David L. Siddall
El Paso Corp.
1001 Louisiana Street, Suite S2951B
Houston, TX 77002

Dear Mr. Braniff,

Thank for your prompt response to our October 13, 2004 letter.

Your response reiterated the procedures that the Board of Directors, the Audit Committee and El Paso Corp. itself have taken in light of the Company’s restating its financial statements for 1999 through 2003. We are disappointed that your letter failed to address the substantive concerns about auditing function and internal controls at El Paso raised in our letter. We believe such additional disclosure is particularly timely since shareholders will soon be casting their votes on individual director nominees and the appointment of the Company’s auditors, PriceWaterhouseCoopers at El Paso’s 2004 Annual Meeting on November 18.

This information is particularly relevant for the ratification of PriceWaterhouseCoopers as El Paso’s independent auditors. It appears PriceWaterhouseCoopers failed to identify the many deficiencies in El Paso’s internal controls that contributed to the serious problems that now beset the Company. Absent of any additional disclosure, we believe the interests of the shareholders and the Company would be better served by El Paso’s ending its relationship with PriceWaterhouseCoopers. We will, therefore, share our concerns with other El Paso shareholders as well as Institutional Shareholder Services and Glass Lewis & Co., the two leading independent proxy voting services, prior to the Annual meeting.

We urge you again to restore investor confidence by fully addressing these key questions of accountability and transparency prior to El Paso’s Annual Meeting.

Sincerely,
/s/ William B. Patterson
William B. Patterson Director, AFL-CIO Office of Investment